Exhibit 19.1

EBR SYSTEMS, INC.

SECURITIES TRADING POLICY

1             Introduction

This document sets out the policy sets forth guidelines with respect to transactions in securities of EBR Systems, Inc. (EBR) and in the securities of other applicable U.S. publicly traded companies that EBR has business relationship with.

2             Persons covered by this policy

2.1          This policy applies to each of the following persons:

(a)	all directors, officers and employees of EBR and its subsidiaries (the Group);

(b)	all other personnel of the Group (including contractors) who may become aware of inside information; and

(c)	any family members, trusts, partnerships, bodies corporate, nominees and other persons, over whom a person listed in paragraphs 2.1(a) or 2.1(b) has, or may reasonably be expected to have, investment control or influence,

(each of the persons in paragraphs 2.1(a), 2.1(b) and 2.1(c) together, EBR Personnel).

2.2          There are additional trading restrictions on the following persons:

(a)	all directors and other key management personnel[1] of EBR;

(b)	any other person designated by the board of directors of EBR (Board) from time to time; and

(c)	any family members, trusts, partnerships, bodies corporate, nominees and other persons, over whom a person listed in paragraphs 2.2(a) or 2.2(b) has, or may reasonably be expected to have, investment control or influence,

(together, the Designated Persons and each a Designated Person).

3             Securities covered by this policy

3.1          Subject to specific exceptions set forth in paragraph 9, this Securities Trading Policy applies to engaging in any transactions in EBR securities, including (as applicable):

(a)	shares of stock (including but not limited to common or preferred stock);

(b)	CHESS Depositary Interests;

_____________________________

1 In this policy, “key management personnel” has the meaning given in AASB 124 issued by the Australian Accounting Standards Board. As at the date of this policy, this means:

those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

(c)	debentures (including bonds and notes);

(d)	options and warrants over unissued shares or debentures;

(e)	a renounceable or unrenouncable right to subscribe for shares or debentures;

(f)	interests in managed investment schemes, trusts and other financial products; and

(g)	derivative products issued over or in respect of any of the above (e.g. swaps, futures, hedges, and options) whether settled by cash or otherwise.

3.2          Trading in EBR securities includes:

(a)	acquiring or disposing of EBR securities on market or through an off market transaction;

(b)	acquiring or disposing of EBR securities in connection with margin lending or any other security arrangement; and

(c)	security lending arrangements affecting EBR securities.

Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of EBR’s securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

4             Prohibition on insider trading for all EBR Personnel

4.1          Regulation

Trading of EBR securities is governed by, amongst other things, the Australian Corporations Act 2001 (Cth) (Corporations Act), the ASX Listing Rules, applicable U.S. securities laws and regulations, and other applicable securities laws. As EBR’s securities are traded on ASX, this policy focuses on Australian securities laws, however the securities trading laws of the jurisdiction in which the transaction occurs should also be considered.

4.2          General rules

The Corporations Act prohibits trading of inside information.

(a)	“Inside information” is information that:

(i)	is not generally available; and

(ii)	if it were generally available, a reasonable person would expect it to have a material effect on the price or value of securities, or on a decision to buy or sell securities.

(b)	EBR Personnel must not trade in EBR securities when they possess inside information and they know or ought reasonably to know that:

(i)	the information is not generally available to the public; and

(ii)	if the information were generally available, it would be expected to have a material effect on the price or value of EBR securities.

(c)	This prohibition also extends to the following activities:

(i)	advising, procuring or encouraging another person to deal, or enter into an agreement to deal, in EBR’s securities; and

(ii)	directly or indirectly communicating the information to another person who the EBR Personnel believes is likely to deal in, or procure another person to deal in, those securities,

(together, the Additional Prohibited Activities).

(d)	This prohibition applies at all times irrespective of:

(i)	how the EBR Personnel learns of the information;

(ii)	whether the trading occurs outside of a Blackout Period (defined below); or

(iii)	whether the trading was approved with written clearance (whether in exceptional circumstances or otherwise).

(e)	EBR Personnel should consider carefully whether they are in possession of “inside information” and, if they have any doubt, they should not trade or undertake any Additional Prohibited Activities.

(f)	The prohibition on trading lifts once material nonpublic information becomes publicly disseminated. But for U.S. securities law purposes, for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if EBR announces material nonpublic information before trading begins on Wednesday, then a transaction in our securities may be executed on Friday; if EBR announces material nonpublic information after trading ends on Wednesday, then a transaction in our securities may be executed on Monday. Depending on the particular circumstances, EBR may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

4.3          Examples of inside information

The following list is illustrative only and is not exhaustive. Inside information could include:

(a)	a possible acquisition or sale of any assets or businesses by any member of the Group;

(b)	a pending or proposed merger, acquisition, or tender offer;

(c)	any other type of change of control transaction;

(d)	the potential entry into, variation or termination of a material agreement;

(e)	a pending public or private sale of debt or equity securities;

(f)	quarterly or annual results;

(g)	the financial performance of EBR against its budget or forecasts, including significant variances in results from previous guidance and changing or confirming such guidance on a later date or other projections of future financial performance;

(h)	impending bankruptcy;

(i)	status of product or product candidate development or regulatory approvals;

(j)	major scientific, clinical or regulatory developments, including developments with the U.S. Food and Drug Administration and similar foreign agencies;

(k)	notice of issuance of a significant patent, or other developments regarding EBR’s material intellectual property;

(l)	senior management or Board changes;

(m)	a significant change in the operations or direction of the business;

(n)	a proposed dividend or change of dividend policy;

(o)	regulatory action or investigations undertaken by a government or regulatory authority;

(p)	a material change in EBR’s capital structure;

(q)	any material claim against any member of the Group or other unexpected material liability, including any legal proceedings;

(r)	employee layoffs;

(s)	a disruption in EBR’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

(t)	accounting restatements;

(u)	major awards or cancellations of contracts or license agreements with customers or suppliers; or

(v)	industry or regulatory issues that may have a material impact on EBR’s business.

5             Additional trading restrictions for Designated Persons

5.1          Overview

In addition to the general trading restrictions set out in this policy that apply to all EBR Personnel, trading in EBR securities by Designated Persons will generally only be permitted outside of a Blackout Period after clearance is obtained, as outlined below. That means that, except as described in this policy, Designated Persons will be able to trade in EBR securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of EBR’s annual, semi-annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, Designated Persons may not (unless an exception applies) conduct any trades in EBR’s securities if they are otherwise in possession of material nonpublic information.

5.2          Blackout periods

EBR Personnel are prohibited from trading in EBR securities during the following periods:

(a)	from the date which is 30 days before EBR’s half-year end until the date which is two trading days after the release of EBR’s half-year financial results to the ASX;

(b)	from the date which is 30 days before EBR’s year end until the date which is two trading days after the release of EBR’s full-year financial results to the ASX and comparable disclosure is made in the United States;

(c)	from that date which is three weeks before the end of each fiscal quarter and until the date which is two full trading days have elapsed since the public dissemination of EBR’s financial results for that quarter; and

(d)	for so long as EBR is required to provide quarterly cash flow reports to the ASX, from the date that is two weeks before the end of the first and third quarters of a financial year until the date which is two trading days after the release of the cash flow report to the ASX,

(each of these periods being a Blackout Period).

In addition to the Blackout Periods specified above, the Board may, from time to time, declare any other relevant period to be a Blackout Period for the purposes of this policy, or determine that a period will not be a Blackout Period or vary the opening or closing date of any Blackout Period. Please note that any Blackout Period may commence early or may be extended if, in the judgment of the Chief Executive Officer or Chief Financial Officer there exists undisclosed information that would make trades by EBR Personnel inappropriate. It is important to note that the fact that the Blackout Period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

The Chief Financial Officer will notify the Designated Persons of the precise opening and closing date of each Blackout Period.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to EBR and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer or Chief Financial Officer may not trade in EBR’s securities. In that situation, EBR will notify the designated individuals that they cannot trade in the EBR’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if one has not been designated as a person who should not trade due to an event-specific trading blackout, they should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

5.3          Trading outside of Blackout Periods

Designated Persons may trade in EBR securities outside of a Blackout Period if they obtain prior written clearance as follows:

(a)	for trading by directors and the Chief Executive Officer of EBR – from the Chair;

(b)	for trading by the Chair – from the Board or a committee thereof; and

(c)	for trading by employees (who are not also directors) – from the Chief Executive Officer or Chief Financial Officer.

Paragraphs (a), (b) and (c) of this section 5.3 will be applied to Designated Persons described in paragraph 2.2(c) of the definition in section 2 as though the Designated Person was the director, Chair or employee to whom the Designated Person is connected.

5.4          Written clearance to trade during a Blackout Period

Designated Persons may trade in EBR securities during a Blackout Period with:

(a)	the prior written clearance of the Chair, in consultation with Company legal counsel; or

(b)	if the Chair is absent or if the relevant trading is proposed to be undertaken by the Chair – the prior written clearance of the Board, in consultation with Company legal counsel,

provided that at least one of the following exceptional circumstances applies:

(c)	if the Designated Person is facing severe financial hardship (as determined by the relevant decision maker approving the clearance) and can only meet their financial commitments by selling their securities;

(d)	if the Designated Persons is required by a court order, a court enforceable undertaking (e.g. a bona fide family settlement), or some other overriding legal or regulatory requirement to transfer, or accept a transfer, of EBR securities; or

(e)	such other exceptional circumstances as may from time to time be determined by the Chair or Board (as applicable) and which would not create a material risk of violating applicable securities laws.

No such clearance shall be provided if the proposed trade would violate the securities laws of any applicable jurisdiction.

5.5          Clearance procedures

The person from whom the clearance is sought under section 5.3 or 5.4 (Clearance Officer) may appoint a delegate (which must be the Board or a committee thereof, in the case of a delegation by the Chair) to act on his or her behalf in the case of a temporary absence.

The Designated Person seeking the clearance must give the Clearance Officer all information or certifications which the Clearance Officer may request for the purpose of determining whether to grant the clearance. In every case, the Designated Person must certify that they are not in possession of any inside information that might preclude them from trading at that time.

The clearance may be given or refused by the Clearance Officer in their discretion, with or without conditions, and with or without giving any reasons. A decision to refuse clearance is final and binding on the Designated Person, and the Designated Person must keep the decision and any reasons given confidential.

Where clearance is given, the relevant trading must occur within the seven days beginning on the day after the clearance. The clearance may however be withdrawn by the Board, Chair, Chief Executive Officer or Clearance Officer at their discretion before the relevant trading occurs (for instance, if new information comes to light or there is a change in circumstances).

Clearance to trade will not be granted if the Clearance Officer believes that EBR is likely in the short term to release a periodic financial report or other financial data or make an announcement of market sensitive information under ASX Listing Rule 3.1, or if the trade would violate the securities laws of any applicable jurisdiction.

Any written clearance provided to trade is not an endorsement of the proposed trade and the Designated Person is individually responsible for their investment decisions and their compliance with insider trading laws. If the Designated Person does come into possession of inside information after receiving a clearance to trade, they must not trade despite having the clearance.

6             Other restrictions

6.1          No short-term trading in EBR securities

Designated Persons are encouraged to be long-term holders of EBR securities.

As speculation in short-term fluctuations in EBR securities does not promote market or securityholder confidence in the integrity of EBR, no Designated Person may trade in EBR securities on a short-term basis. Short-term means less than three months (or such longer period as is applicable to a Designated Person subject to the reporting requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended).

6.2          No hedging and pledging

All Designated Persons who hold securities in EBR which are unvested or subject to escrow are prohibited from engaging in any conduct that seeks to secure the economic value attaching to the relevant securities and remove the element of price risk inherent in the value of those securities, while the securities remain unvested or subject to escrow.

Prohibited conduct includes writing forward contracts or put or call options over the underlying securities, trading in derivative products or entering into other arrangements intended to hedge a “profit” in those securities, a margin loan or similar funding arrangement or other financial transaction which can give rise to pledging, lending or using the securities as collateral.

After vesting and the cessation of any applicable escrow arrangements, a holder of the relevant securities may undertake any transaction of a type referred to in this section provided they obtain written clearance in the manner described in sections 5.4 and 5.5 and comply with all applicable laws (including insider trading laws) and the other provisions of this policy (including with respect to when trading can occur) when undertaking any such transaction.

6.3          ASX notification by directors

Whilst EBR’s securities are included on the official list of the ASX, directors must notify EBR if there is a change in their security interests as soon as possible to enable EBR to comply with relevant timeframes under the ASX Listing Rules in relation to notification of changes to directors' relevant interests.

Any director requiring assistance in this regard should contact the Australian Company Secretary.

Directors should also comply with the requirements under the Company's Section 16 Compliance Program. See Section 10 below.

7             Guidelines for directors, officers and employees of the Group

It is the responsibility of each director, officer and employee of the Group to ensure that they observe this policy and the prohibition on insider trading and encourage and take all reasonable steps to ensure that any other EBR Personnel related to them observes this policy and the prohibition on insider trading.

Where a director, officer or employee is unsure as to whether they are in possession of inside information they should discuss the matter with the Chief Financial Officer or his/her respective delegates.

8             Securities of other companies

The prohibited insider trading under the Corporations Act also extends to trading in securities of other listed companies with which the Group may be dealing (including suppliers or distributors or other commercial partners) where a director, officer or employee of the Group possesses “inside information” in relation to that other company.

That is, if EBR Personnel are aware of information that is not generally available that may have a material effect on the price or value of another company's securities; they should not trade in the securities of that company.

9             Exceptions to the policy

Subject to the insider trading provisions of the Corporations Act (described in section 4), U.S. securities laws, and any other relevant laws, EBR Personnel may at any time (including during a Blackout Period):

(a)	exercise options or other rights acquired under an EBR equity incentive plan for cash (but may not sell all or part of the shares received upon exercise of the options as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes);

(b)	surrender of shares directly to EBR to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under EBR’s equity compensation plans. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes;

(c)	effect transactions in EBR securities pursuant to approved trading plans properly established under Rule 10b5-1 of the United States Securities Exchange Act of 1934, as amended (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of EBR securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of EBR at a time when EBR was not in a Blackout Period and the participant was not otherwise aware of any material nonpublic information relating to EBR or the securities subject to the Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by EBR before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

10         Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in EBR’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

11          Policy’s Duration

This policy continues to apply to Designated Persons’ transactions in EBR’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after their relationship with EBR has ended. If a Designated Person is aware of material nonpublic information when their relationship with EBR ends, they may not trade EBR’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if a Designated Person leaves EBR during a trading blackout period, then they may not trade EBR’s securities or the securities of other applicable companies until the trading blackout period has ended.

12          Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about EBR and to not engage in transactions in EBR’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of EBR or any employee or director of EBR pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individuals could be subject to severe legal penalties and disciplinary action by EBR for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

13          Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties in the US. Insider trading is also a criminal offence under the Corporations Act, punishable by substantial fines or imprisonment or both. Insider trading may also attract civil penalties and sanctions. A court may impose substantial pecuniary penalties, and order compensation paid to persons suffering related loss or damage.

In addition to severe legal penalties for any conduct prohibited by this policy or applicable securities laws, breaches of this policy will be regarded as serious misconduct and may be subject to disciplinary action, which may include termination of employment.

14          Further information

Any person who has questions about this policy, or who requires further information, should contact the Chief Financial Officer.

15          Review of this policy

This policy may be amended by resolution of the Board.

Adopted by the Board of EBR Systems, Inc. on October 15, 2021 and amended on September 23, 2024.